Exhibit 1A-15D

ATTORNEYS AT LAW • A PROFESSIONAL CORPORATION	1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com

Markley S. Roderick, Esquire Admitted in New Jersey & Pennsylvania
Direct Dial: (856) 661-2265 Email: mark.roderick@flastergreenberg.com

April 29, 2016

Sent by Email Only

Erin E. Martin
Special Counsel
Office of Financial Services
Securities and Exchange Commission
Washington, D.C. 20549
Email:  martine@sec.gov

Re:	Yobi Capital Fund Corporation
Draft Offering Statement on Form 1-A
CIK No. 0001658083

Dear Ms. Martin:

This is in response to your letter of March 24, 2016, a copy of which is enclosed for your reference. Also enclosed is a blacklined version of the Offering Circular reflecting the changes we have made in response to your letter, each of which is described below. We are simultaneously filing through EDGAR, although not the blacklined documents.

Your Question #1

Cover Page

Please include the legend required by section (a)(5) of Part II of Form 1-A on the cover page of your offering circular.

Our Response:

We have added that legend and apologize for omitting it in the initial draft.

Erin E. Martin
Securities and Exchange Commission
April 29, 2016

Your Question #2

Cover Page

You indicate on the cover page that your shares are to be sold in units of 105 shares for $100. You also indicate that “later on the price could change” and you make a cross reference to the “Sale and Distribution of Shares” section for further detail. That section does not appear to provide any discussion regarding a future price change. Please clarify your pricing intentions, and ensure that such disclosures comply with Item 1(j) of Form 1-A.

Our Response

We have revised the pricing and explained how the price will increase, based on the aggregate amount raised. Please refer to the “Increase in Price Per Share” section beginning on page 30.

We do not believe Item 1(j) or Rule 253(b) applies. The Offering Circular does not fail to state the initial price for the Shares, and it clearly describes how the price will be calculated in the future.

Your Question #3

Cover Page

Please include the table under Item 1(e), including a footnote related to your offering expenses as described in Instruction 6 to Item 1(e), applicable to best efforts offerings.

Our Response

We do not believe Item 1(e) applies because this is not a “best efforts” offering. The Shares are being distributed by the issuer itself, not through an underwriter or placement agent. The purpose of the tables described under Item 1(e) is to disclose underwriting discounts and commissions. We state clearly on the cover page “We are selling the Shares directly to the public through our website, www.YobiFund.com. We are not using a placement agent or a broker and we are not paying commissions to anyone in connection with this Offering. All of the money we raise will go directly to the Company.”

Your Question #4

Cover Page

Please explain how the pricing is “about” $0.95 per share.

Erin E. Martin
Securities and Exchange Commission
April 29, 2016

Our Response

We have removed that statement because we changed the pricing (see “Increase in Price Per Share” beginning on page 30). But for purposes of clarity, in the initial draft, the Shares were being offered in “units” of 105 shares, for $100 per unit. Hence, the price was about $0.95 per Share.

Your Question #5

Risks of Investing, page 2

We note that that your auditor has indicated that the financial statements have been prepared assuming that the company will continue as a going concern. Please include a risk factor, which discusses the substantial doubt about your ability to continue as a going concern, and place it at the beginning of your risk factors section.

Our Response

We have added that risk factor in the beginning of the “Risks of Investing” section.

Your Question #6

Information Supplied by Applicants Might be False, page 4

Elsewhere in the offering circular, such as in the discussion of your proposed business, please include a discussion with examples of the type of information that you will not be able to verify.

Our Response

We have added such a statement in the “How We Screen Investments For Our Platform” section on page 15.

Your Question #7

Limitations on Rights in Investment Agreement, page 8

Please revise this risk factor to clarify that you are not limiting the applicability of federal securities laws to any purchasers of your stock.

Our Response

We have added such a statement.

Erin E. Martin
Securities and Exchange Commission
April 29, 2016

Your Question #8

Our Company and Business, page 10

We note your references in the circular and on your website that you are a “JOBS Act company” and that your business will be focused on the “JOBS Act market.” Please revise to clarify what constitutes a “JOBS Act company” and the “JOBS Act market.” In addition, it is unclear from your disclosure the current status of your business. For example, please clarify the status of your platform’s creation and expected timeline. In addition, please update your disclosure regarding the status of your funding portal applications as discussed on page 14.

Our Response

We have added a subsection called “A Note About ‘Jobs Act Market’ And ‘Jobs Act Company’ on page 12.

We have added a subsection called “Current Status Of Our Business – Timelines” on page 22.

We have provided updated information concerning the status of our SEC and FINRA applications on page 16.

Your Question #9

Our Company and Business, page 10

We note your disclosure on page 14 wherein you indicate that the “JOBS Act market” will have the same type of large market growth of Prosper and Lending Club’s business models. Please provide additional support for management’s belief regarding the growth of your business market.

Our Response

The disclosure on page 14 doesn’t claim that the JOBS Act Market will have the same type of large market growth as Prosper and Lending Club. The disclosure on page 14 is about how Prosper and Lending Club have automated the due diligence process. The disclosure states that the same kind of automated due diligence will have to occur in the JOBS Act market:

“We believe the same kind of thing will happen in the JOBS Act market, and indeed has to happen for the market to be successful. Human “hands-on” methods will be augmented by big data, algorithms, and analytics, in some industries more than others but in all industries to at least some degree. We expect to be at the forefront of this industry-wide data revolution.”

Erin E. Martin
Securities and Exchange Commission
April 29, 2016

More generally, our disclosure on page 12 states the reason why we believe the JOBS Act market will grow and why the Company will be successful:

“The JOBS Act represents the Internet coming to the capital formation industry, with the same power to disrupt it has demonstrated in disrupting the taxi industry (e.g., Uber), the retail industry (e.g., Amazon), the hotel industry (e.g., Airbnb), and so many others. Bypassing all the private networks and middlemen, the JOBS Act, in effect, creates a pipeline directly from entrepreneurs to investors. On September 22, 2013, before the JOBS Act became effective, the pipeline was dry. But the capital has begun to trickle through in increasing volume. Approximately $33 billion of capital was raised using Title II of the JOBS Act between September 2013 (when it became effective) and October 2015, according to a study published by the SEC in October 2015; while as of late October 2015, according to one analysis, companies have already publicly filed offering statements seeking to raise approximately $650 million using Title IV, which became effective only last June.

“We believe the trickle of capital flowing through the JOBS Act pipeline will become a flood, just as Amazon grew from a tiny seller of books and CDs to the most valuable retailer in the world. And we intend to capitalize on that growth by offering the best-in-class electronic platform for all three kinds of capital-raising under the JOBS Act and becoming the #1 destination where entrepreneurs and companies seeking capital meet investors.”

Your Question #10

Securities Being Offered, page 23

Please indicate here that Darrell Hubbard controls Vertron Corporation.

Our Response

We have added a statement to that effect.

Your Question #11

Sale and Distribution of Securities, page 28

We note the following statement on page 28: “We intend to advertise at the site and through other means, including public advertisements and audio-visual materials . . . .” Please explain to us in detail how such communications would be compliant with Regulation A. See in particular Rules 251(d), 254 and 255 of Regulation A.

Erin E. Martin
Securities and Exchange Commission
April 29, 2016

Our Response

First, the Company does not intend to make any offer of securities until its Offering Statement is qualified. The only exception would be an offer of securities pursuant to Rule 506(b) or Rule 506(c) of Regulation D. Any offering made pursuant to Rule 506(b) or Rule 506(c) will terminate on or before the date that the Offering Statement is qualified. Under Rule 251(c)(1), those offers and/or sales of securities are not integrated with the Regulation A offering.

Second, any advertising of the Regulation A offering, after qualification, would comply with all applicable SEC rules and guidelines.

Your Question #12

Exhibits, page 48

Please file any “testing the waters” materials used pursuant to Rule 255, such as the solicitation of interest on your website, as exhibits to the offering circular. Please refer to Item 17(13) of Part III of Form 1-A.

Our Response

We do not believe that the Company’s website constitutes a “testing the waters” solicitation under Rule 255. As indicated above, and as indicated on the website, the only offer of securities the Company will make before qualification is offers pursuant to Rule 506(b) or Rule 506(c) of Regulation D. Note that the website does not ask potential investors to sign up or indicate interest.

Your Question #13

Exhibits 1A-6E. Investment Agreement

Refer to Section 7.2 of your investment agreement wherein you require investors to indicate that they “have reviewed and understand all the risks . . . in the Offering Circular.” Please note that it is inappropriate to require investors to confirm that they have read the offering circular and remove this requirement from your investment agreement.

Our Response

We have removed that paragraph from the Investment Agreement.

Erin E. Martin
Securities and Exchange Commission
April 29, 2016

Your Question #14

Exhibits 1A-6E. Investment Agreement

We note that you intend to use sales materials in addition to the offering circular. Please explain to us how Section 7.3 is consistent with such intended use of additional materials.

Our Response

We have revised that section of the Investment Agreement.

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Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

Markley S. Roderick

Enclosures
cc:  Darrell Hubbard (sent via email with enclosures)